UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2007

National Presto Industries, Inc.

(Exact name of registrant as specified in this chapter)

Wisconsin	811-21874	39-0494170
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3925 North Hastings Way
Eau Claire, Wisconsin		54703-3703
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code: 715-839-2121

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

The registrant’s Form 8-K filed on February 27, 2007 and Form 12b-25 filed on March 16, 2007 disclosed the fact that the filing of its Form 10-K for the year ended December 31, 2006 would be delayed. That delay resulted from the inability to secure the consent of the registrant’s prior auditor, Grant Thornton, to the use of its opinions for the years 2003 and 2004. Grant Thornton resigned in April 2006, in connection with the controversy surrounding the SEC staff’s ultimate mandate that an investment company footnote be included with the 2005 financial statements. The veracity of the financial figures was never in issue. Although Grant Thornton had outlined a procedure for requesting the use of its 2003 and 2004 opinions at the time of its resignation, it advised the registrant in January 2007 that it would not consent to the use of those opinions. Audited prior year figures, per the SEC’s staff, are a prerequisite to the filing of the registrant’s Form 10-K. The registrant’s successor auditor, Virchow Krause, thus needs to reaudit 2003 and 2004, in addition to other potential auditing procedures. The reauditing is now expected to delay the company’s filings until the summer of 2007.

As a result of the delay, the New York Stock Exchange sent a letter dated April 3, 2007 formally advising the registrant that it is subject to the procedures of Section 802.01E of the Listed Company Manual. To date, the registrant has complied with those procedures by advising the Exchange of the status of its filing and by making the requisite disclosures to the public in its press release dated February 23. It intends to continue to comply by keeping the Exchange advised of the status of its filing and related public disclosures. As indicated above, it anticipates that it will complete its filing during the summer of 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Presto Industries, Inc. (Registrant)
/s/ Maryjo Cohen
(Signature) Maryjo Cohen, President and Chief Executive Officer

Date:   April 5, 2007